                                                                    Exhibit 4.02

                          Schedule of Omitted Details

     The following schedule presents the names of, and number of shares granted to, each of our executive officers and key employees who were granted options (the "Optionholders") on the terms set forth in the accompanying form of Non-Statutory Stock Option Agreement on March 20, 2000. This information is omitted from the form of Stock Option Grant Notice (the "Notice") in the rows captioned "Optionholder:" and "Number of Shares Subject to Option:" filed herewith.

                                                  Number of Shares
               Optionholder:                      Subject to Option:

               Rick Boyce                              450,000
               Mark Jung                               400,000
               Jim Tolonen                             100,000
               Ken Keller                               75,000
               Kim Bastoni                              75,000
               Teresa Crummett                          65,000
               Tim Armstrong                            60,000
               Betsy Murphy                             35,000
               Sandra Cavanah                           30,000
               Kathleen Layendecker                     30,000
               Gen Tanabe                               25,000
               Kelly Tanabe                             25,000
               Janette Chock                            20,000


     Except for Mr. Tolonen's Notice, each Notice is executed by an Optionholder and James Tolonen, Chief Operating Officer and Chief Financial Officer, on behalf of the Registrant. Mr. Tolonen's Notice is executed by himself, as an Optionholder, and Mark A. Jung, President and Chief Executive Officer, on behalf of the Registrant.

     All Notices are dated February 3, 2000.

     This schedule sets forth the only material details in which the documents filed herewith differ from the actual documents between the Registrant and each Optionholder.

                              Snowball.com, Inc.

                           Stock Option Grant Notice


     Snowball.com, Inc., a Delaware corporation (the "Company"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Non-Statutory Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.


Optionholder:
Date of Grant:                               February 3, 2000
Number of Shares Subject to Option:
Exercise Price (Per Share):                  $9.35
First Vesting Date:                          April 3, 2001
Expiration Date:                             April 2, 2010


Type of Grant:      [_] Incentive Stock Option    [X] Non-Statutory Stock Option

Exercise Schedule:  [X] Same as Vesting Schedule  [_] Early Exercise Permitted

Vesting Schedule:   2.08333% of the shares shall vest on the First Vesting Date.
                    2.08333% of the shares vest monthly thereafter over the next
                    3 years and 11 mos.
Payment:            By cash, check or same day sale.

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice and the Stock Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the 1999 Equity Incentive Plan, and (ii) the following agreements only:

     Other Agreements:

Snowball.com, Inc.                      Optionholder:

By:______________________________       _________________________________
           Signature                                Signature

Title:___________________________       Date:____________________________

Date:____________________________


Attachments: Non-Statutory Stock Option Agreement and Notice of Exercise.

                              SNOWBALL.COM, INC.

                     Non-Statutory Stock Option Agreement

     Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Non-Statutory Stock Option Agreement (this "Agreement"), Snowball.com, Inc., a Delaware corporation (the "Company"), has granted you an option to purchase _________ shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Such option is not granted under the Company's 1999 Equity Incentive Plan. Defined terms not explicitly defined in this Agreement but defined in Exhibit A attached hereto shall have
                                         ---------
the same definitions as set forth in Exhibit A.

     The details of your option are as follows:

     1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for changes in the Company's capital stock, as provided in this Section 2.

          2.1 Capitalization Adjustments. If any change is made in the stock subject to this Agreement, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the shares of Common Stock subject to this Agreement will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to this Agreement. The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

          2.2 Change in Control--Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then this Agreement shall be terminated if not exercised (if applicable) prior to such event.

          2.3 Change in Control--Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale of substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume this Agreement or shall substitute a similar agreement for this Agreement. In the event any surviving corporation or acquiring corporation refuses to assume this Agreement or to substitute a similar agreement for this Agreement, then if the holder of this

Agreement has not ceased to provide Continuous Service, the vesting of shares of Common Stock subject this Agreement (and, if applicable, the time during which this Agreement may be exercised) shall be accelerated in full, and this Agreement shall terminate if not exercised (if applicable) at or prior to such event.

     3. Exercise prior to Vesting ("Early Exercise"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

          (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

          (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement; and

          (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

     4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your
                                                              -----------------
Grant Notice, which may include one or more of the following:
------------

          (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

          (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

          (c)  Pursuant to the following deferred payment alternative:

               (i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company's election, upon termination of your Continuous Service.

               (ii) Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.

               (iii) At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

               (iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

     5. Whole Shares. You may exercise your option only for whole shares of Common Stock.

     6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

     7. Term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

          (a) two (2) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such two (2) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of two (2) months after the termination of your Continuous Service;

          (b) twelve (12) months after the termination of your Continuous Service due to your Disability;

          (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

          (d)  the Expiration Date indicated in your Grant Notice; or

          (e)  the tenth (10th) anniversary of the Date of Grant.

     8.   Exercise.

          (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

          (c) By exercising your option you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.

     9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

     10. Right of First Refusal. Shares of Common Stock that you acquire upon exercise of your option are subject to the rights of first refusal that are described in the Early Exercise Agreement attached as Exhibit A hereto. The
                                                      ---------
Company's right of first refusal shall expire pursuant to the Early Exercise Restricted Stock Purchase Agreement.

     11. Right of Repurchase. To the extent provided in the Early Exercise Restricted Stock Purchase Agreement, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

     12. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     13.  Withholding Obligations.

          (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

          (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

     14. Notices. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                   EXHIBIT A

                                  Definitions
                                  -----------

     (a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

     (b)  "Board" means the Board of Directors of the Company.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d)  "Common Stock" means the common stock of the Company.

     (e) "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term "Consultant" shall not include either Directors of the Company who are not compensated by the Company for their services as Directors or Directors of the Company who are merely paid a director's fee by the Company for their services as Directors.

     (f) "Continuous Service" means that the holder of this option's (the "Holder's") service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Holder's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Holder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Holder renders such service, provided that there is no interruption or termination of the Holder's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

     (g)  "Director" means a member of the Board of Directors of the Company.

     (h) "Disability" means (i) before the Listing Date, the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person's position with the Company or an Affiliate of the Company because of the sickness or injury of the person and
(ii) after the Listing Date, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

     (i) "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

     (j)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (k) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

          (iii) Prior to the Listing Date, the value of the Common Stock shall be determined in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

     (l) "Listing Date" means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25102(o) of the California Corporate Securities Law of 1968.

     (m) "Non-Statutory Stock Option" means an option to purchase Common Stock of the Company not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (n) "Officer" means (i) before the Listing Date, any person designated by the Company as an officer and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (o)  "Securities Act" means the Securities Act of 1933, as amended.

                              NOTICE OF EXERCISE

Snowball.com, Inc.
250 Executive Park Blvd., Ste. 4000               Date of Exercise:
San Francisco, CA 94134

Ladies and Gentlemen:

     This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

     Type of option (check one):             Non-Statutory

     Stock option dated:                     February 3, 2000

     Number of shares as
     to which option is
     exercised:

     Certificates to be
     issued in name of:

     Total exercise price:

     Cash payment delivered
     herewith:

     By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Non-Statutory Stock Option Agreement, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

     I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the "Shares"), which are being acquired by me for my own account upon exercise of the Option as set forth above:

     I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are deemed to constitute "control securities" under Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

     I further acknowledge that I will not be able to resell the Shares after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934), unless Rule 144 is available to me and I am aware that more restrictive conditions apply to affiliates of the Company under Rule 144.

     I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company's Certificate of Incorporation, Bylaws, the Non-Statutory Stock Option Agreement, and/or applicable securities laws.

     I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty
(180) days) following the effective date of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters. I further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

                                    Very truly yours,


                                    __________________________________